Exhibit 10.1

COMPENSATION ARRANGEMENTS FOR NON-EMPLOYEE DIRECTORS

Director Cash Fees

Each Non-Employee Director is paid an annual retainer of $40,000, payable quarterly in advance (February 1st, May 1st, August 1st and November 1st). In addition, each Non-Employee Director receives

•	a per Board meeting attendance fee of $1,500, which is paid only for the fifth and any subsequent Board meetings attended by the Director; and

•	a per Board Committee attendance fee of $1,500.

The Audit Committee and Nominating and Corporate Governance Committee Chairs each receive an annual fee of $20,000, and the Compensation Committee Chair receives an annual fee of $10,000.

Grant of Restricted Shares of Common Stock

Each Non-Employee Director receives an annual grant of restricted shares of AnnTaylor Stores Corporation (the “Company”) Common Stock (“Common Stock”) valued at $90,000 on the grant date. The restricted shares of Common Stock are awarded after the Annual Meeting of Stockholders each year. The number of shares granted to each such Director is determined by using the fair market value of the Common Stock on the grant date (determined as the closing price on the preceding business day). The restricted shares of Common Stock vest on the first anniversary of the date of the grant. If a Director ceases to be a Director for any reason prior to the first anniversary of the date of the grant, the unvested restricted shares will be forfeited.

A Non-Employee Director joining the Board of Directors receives an initial grant of restricted shares of Common Stock valued at $150,000 on the grant date. The number of shares granted to each such Director is determined by the same method described in the previous paragraph. The restricted shares of Common Stock vest on the third anniversary of the date of the grant. If a Director ceases to be a Director for any reason prior to the third anniversary of the date of the grant, the unvested restricted shares will be forfeited.

Travel Expense Reimbursements and Other Benefits

Directors are entitled to reimbursement of their reasonable travel expenses for attending Board of Directors and Board Committee meetings.

Non-Employee Directors are also eligible to receive discounts on their purchases of the Company’s products under the same terms and conditions available to Company associates.